EXHIBIT 5.1

BLANK ROME LLP

One Logan Square

Philadelphia, PA 19103-6998

(215) 569-5500

Fax: (215) 569-5555

January 21, 2005

GSI Commerce, Inc.

935 First Avenue

King of Prussia, PA 19406

Gentlemen:

We have acted as counsel to GSI Commerce, Inc. (the “Company”) in connection with the preparation of the Registration Statement on Form S-8 (“Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale of up to 1,000,000 shares of common stock, par value $.01 per share (“Common Stock”), by the Company pursuant to the Company’s 1996 Equity Incentive Plan, as amended (the “Plan”). This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K.

Although as counsel to the Company we have advised the Company in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we may not have knowledge of many transactions in which the Company has engaged or its day-to-day operations.

In rendering this opinion, we have examined the following documents: (i) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as amended as of the date hereof; (ii) resolutions of the Company’s Board of Directors and stockholders; (iii) the Registration Statement; and (iv) the Plan. We have assumed and relied, as to question of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures. In rendering this opinion we have assumed that 41,219,632 shares of the Company’s Common Stock are outstanding.

We have not made any independent investigation in rendering this opinion other than the document examination described. Our opinion is therefore qualified in all respects by the scope of that document examination. We make no representation as to the sufficiency of our investigation for your purposes. This opinion is limited to the laws of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock of the Company which are being offered by the Company pursuant to the Plan and the Registration Statement, when sold in the manner and for the consideration contemplated by the Plan and the Registration Statement, if any, will be legally issued, fully paid and non-assessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ BLANK ROME LLP

BLANK ROME LLP